UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 5, 2006

Cleveland-Cliffs Inc
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	1-8944	34-1464672
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1100 Superior Avenue, Cleveland, Ohio		44114-2589
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	216-694-5700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

An Interim Agreement ("Agreement") was entered into effective May 5, 2006 between Wisconsin Electric Power Company ("WEPCo") and two of Cleveland-Cliffs Inc’s (the "Company") mines, Tilden Mining Company L.C. and Empire Iron Mining Partnership (collectively, the "Mines"). Under the terms of the Agreement, the Company received a net amount of approximately $53 million dollars, representing a rebate of amounts in excess of certain contractual caps paid either to WEPCo or placed in escrow. In the arbitration, among other issues, the Mines are disputing WEPCo’s unilateral adoption of a new billing methodology that the Mines contend is inconsistent with the terms of the parties’ contracts. The Agreement also temporarily adjusts the billing and payment provisions of the contracts during the pendency of the arbitration, without affecting the final outcome of the dispute. As of May 5, 2006, a total of approximately $21 million remains in the escrow accounts, which represents portions of WEPCo’s 2005 and 2006 billings that remain in dispute in the arbitration. Approximately $9.2 million in additional funds will be paid by the Mines into the escrow accounts by May 16, 2006, representing disputed amounts in connection with WEPCo’s bills for service rendered in January, February and March of 2006.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cleveland-Cliffs Inc

May 10, 2006	By:	George W. Hawk, Jr.

Name: George W. Hawk, Jr.
Title: General Counsel and Secretary